UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RSP PERMIAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

April 17, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of RSP Permian, Inc. The Annual Meeting will be held on Wednesday, May 20, 2015, at 9:00 a.m., local time, at our headquarters located at 3141 Hood Street, Suite 500, Dallas, Texas 75219.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

In addition to the Proxy Statement, you have also received a copy of our Annual Report on Form 10-K for fiscal year 2014, which we encourage you to read. It includes information about our operations as well as our audited, consolidated financial statements. You can also access a copy of our 2014 Annual Report on Form 10-K on our website at www.rsppermian.com.

Please use this opportunity to take part in the affairs of the Company by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the accompanying proxy card or voting instruction card. See “About the Annual Meeting—How do I vote?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters to be acted upon at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Steven Gray
Steven Gray
Chief Executive Officer and Director

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

The Proxy Statement and accompanying Annual Report to Stockholders are available at www.rsppermian.com.

TIME AND DATE	9:00 a.m., local time, on Wednesday, May 20, 2015

LOCATION	RSP Permian, Inc. 3141 Hood Street, Suite 500 Dallas, Texas 75219

ITEMS OF BUSINESS	1. To elect the three directors named in the Proxy Statement to hold office until the 2018 annual meeting;

2. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

3. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The stockholders of record at the close of business on April 6, 2015, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares over the internet at www.voteproxy.com, by phone toll-free at 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

PROXY STATEMENT

We are providing these proxy materials in connection with the 2015 Annual Meeting of Stockholders of RSP Permian, Inc. This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2014 Annual Report on Form 10-K were first provided to stockholders on or about April 17, 2015. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.  Unless the context otherwise indicates, references to “RSP Permian,” “our company,” “the Company,” “us,” “we” and “our” refer to RSP Permian, Inc. and its consolidated subsidiary.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2015 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular Annual Meeting of Stockholders. You will be voting on the following matters at the Annual Meeting:

1.              Election of the three directors named in the Proxy Statement to hold office until the 2018 annual meeting;

2.              Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015; and

3.              Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.              For the election of Ted Collins, Jr., Kenneth V. Huseman and Michael W. Wallace as directors; and

2.              For the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 6, 2015 as the record date for the Annual Meeting, or the Record Date. All stockholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

Who is entitled to attend the Annual Meeting?

Only persons with evidence of stock ownership as of the Record Date or who are invited guests of the Company may attend and be admitted to the Annual Meeting. Photo identification will be required (e.g., a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the Record Date.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

How many votes can be cast by stockholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 83,267,717 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, you properly vote by internet or phone, you submit a proxy card or a voting instruction card has been properly submitted on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

What is a broker non-vote?

A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker, bank or other nominee, but for which the broker, bank or other nominee (1) lacks the discretionary authority to vote on certain matters and (2) has not received voting instructions from the beneficial owner in respect of those specific matters.

How many votes are required to elect directors and approve the other proposal?

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, by internet or phone or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person, by internet or phone or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal. Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

How do I vote?

You can vote either in person at the meeting, by internet or phone (using the instructions on the accompanying proxy card or voting instruction card) or by proxy without attending the meeting.

To vote by proxy, you must fill out the enclosed proxy card or voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

Even if you plan to attend the meeting, we encourage you to vote your shares by internet, phone or proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

Will my shares be voted if I don’t vote by internet or phone or provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker, bank or other nominee may be able to vote your shares for certain “routine” matters even if you do not provide the broker, bank or other nominee with voting instructions. The ratification of Grant Thornton LLP as our independent auditors for 2015 is considered routine. For matters not considered “routine,” if you do not give your broker, bank or other nominee instructions on how to vote your shares, the broker, bank or other nominee will return the proxy card without voting on that proposal. This is a broker non-vote.

The proposal to elect directors is not considered routine. As a result, no broker, bank or other nominee may vote your shares on that proposal without your specific instructions.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, your shares will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated James Mutrie and Scott McNeill as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers, banks and other nominees have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. However, brokers, banks and other nominees do not have the discretion to vote on the uncontested election of directors. It is therefore important that you provide instructions to your broker if your shares are held by a broker, bank or other nominee so that your shares will be counted in the election of directors.

How are votes counted?

In the election of directors contemplated by Proposal 1, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers, banks and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers, banks and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change my vote or revoke my proxy after I vote by internet or phone or return my proxy card or voting instruction card?

Yes. Even if you vote by internet or phone or sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, you retain the power to change your vote or revoke your proxy. You can revoke your proxy at any time before your proxy is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or voting instruction card, by timely changing your vote by internet or phone or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the stockholder of record, you must request, complete and deliver a proxy from your broker, bank or other nominee.

Could other matters be decided at the Annual Meeting?

We have not received any stockholder proposals and are not aware of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three directors to serve on the Board of Directors. The Company’s Amended and Restated Certificate of Incorporation provides that the Board of Directors will consist of a number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Board currently consists of eight directors.  The Company’s Amended and Restated Certificate of Incorporation divides the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II and III presently end at the annual meetings in 2015, 2016 and 2017, respectively. Currently Class I has three directors, Class II has two directors and Class III has three directors.

The Board of Directors has nominated Ted Collins, Jr., Kenneth V. Huseman and Michael W. Wallace for election as Class I directors for three-year terms expiring at the 2018 annual meeting.  Messrs. Collins and Wallace currently serve as directors.

When elected, a director serves until his or her successor has been duly elected and qualified or until such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named.  If you sign and return the accompanying proxy card or voting instruction card, your shares will be voted for the election of the three nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees.  The Company did not receive any stockholder nominations for director.

If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director. Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience and other pertinent information.

Directors are elected by a plurality of the votes cast. This means that the three nominees who receive the most “FOR” votes (among votes properly cast in person, by internet or phone or by proxy) will be elected. Abstentions and broker non-votes will not affect the outcome of the election of directors.

The Board of Directors unanimously recommends that you vote FOR all Director Nominees.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP

The Audit Committee has selected Grant Thornton LLP, or Grant Thornton, to audit the consolidated financial statements of the Company as of December 31, 2015, and for the fiscal year then ending. At the Annual Meeting, stockholders will be asked to ratify the selection of Grant Thornton.

Grant Thornton has served as the Company’s independent registered public accounting firm since the Company’s inception.  The Company has been advised by Grant Thornton that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors and consultants. The Company has also been advised that representatives of Grant Thornton will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Amended and Restated Certificate of Incorporation nor the Company’s Amended and Restated Bylaws require that stockholders ratify the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. If the Company’s stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Grant Thornton but may, nonetheless, retain Grant Thornton as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time if it determines that the change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the shares of common stock present, in person, by internet or phone or by proxy, at the Annual Meeting is necessary to ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2015. Abstentions have the same effect as a vote against the proposal.  Because brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal, we do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

STOCK PERFORMANCE GRAPH

The following graph compares the yearly change in the cumulative total stockholder return on the Company’s Common Stock during the period from January 17, 2014, the date the Company’s Common Stock began trading on the New York Stock Exchange, or the NYSE, through December 31, 2014, with the cumulative total return on (i) the S&P 500 Index, (ii) the Dow Jones US Exploration & Production Index and (iii) a peer group. The comparison assumes that $100 was invested on December 31, 2013 in the indices or January 17, 2014 in the Company’s Common Stock and assumes reinvestment of dividends, if any.

Companies in the peer group include Approach Resources Inc., Carrizo Oil & Gas, Inc., Diamondback Energy, Inc., Exco Resources, Inc., Forest Oil Corp., Gulfport Energy Corporation, Jones Energy Inc., Laredo Petroleum, Inc., Matador Resources Company, Parsley Energy, Inc., PDC Energy, Inc., Resolute Energy Corporation, Rosetta Resources Inc., SM Energy Company and Vanguard Natural Resources, LLC.

COMPARISON OF 1 YEAR CUMULATIVE TOTAL RETURN

Copyright © 2015 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright © 2015 Dow Jones & Co. All rights reserved.

The stock price performance shown on the graph above is based on historical data and not necessarily indicative of, or intended to forecast, future price performance. Information used in the graph was obtained from Research Data Group, Inc., a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings made under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate by reference this proxy statement or future filings made by the Company under those statutes, the Audit Committee Report, reference to the independence of the Audit Committee members and of other Board members and the preceding Stock Performance Graph are not “soliciting material” and are not deemed filed with the Securities and Exchange Commission, or the SEC, and will not be deemed incorporated by reference into any of those such prior filings or into any future filings made by the Company under those statutes.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names, ages and background information of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as each individual’s specific experience, qualifications and skills that led the Board of Directors to conclude that each such nominee/director should serve on the Board of Directors. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter.

Nominees

Name and Experience	Age	Class

Ted Collins, Jr., Director, has served as a member of the Board of Directors since January 2014. Mr. Collins has been an independent oil and gas producer since 2000. He served as Chairman of the board of managers of Coronado Midstream, LLC (formerly named MidMar Gas, LLC) from 2009 to March 2015. He served as Chairman and Chief Executive Officer of Patriot Resources Partners, LLC from 2007 to 2010 and as President of Collins & Ware Inc. from 1988 to 2000, when its assets were sold to Apache Corporation. From 1982 to 1988, Mr. Collins was President of the predecessors of EOG Resources, and HNG Oil Company, HNG Internorth Exploration Co. and Enron Oil and Gas Company. From 1969 to 1982, Mr. Collins served as Executive Vice President of American Quasar Petroleum Company. Since 2011, Mr. Collins has served as a director of Oasis Petroleum, Inc. and as a member of its audit committee and nominating and governance committee. In addition, Mr. Collins has served as a director of the general partner of Energy Transfer Partners, L.P. since 2004 and as a director of CLL Global Research Foundation since 2009. Mr. Collins is a past President of the Permian Basin Petroleum Association, the Permian Basin Landmen’s Association and the Petroleum Club of Midland and has served as Chairman of the Midland Wildcat Committee since 1984. Mr. Collins received a B.S. in Geological Engineering from the University of Oklahoma.

Mr. Collins has significant experience as an independent oil and gas producer and as an executive officer in various positions and a director of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Collins to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	76	I

Kenneth V. Huseman, Director Nominee, is a nominee to the Board of Directors. Mr. Huseman has served as a director of Basic Energy Services (“Basic”), a publicly-traded oilfield services company, since 1999 and is self-employed in real estate investment and ranching. He previously served as Basic’s President and Chief Executive Officer from 1999 until September 2013. Prior to joining Basic, he was Chief Operating Officer at Key Energy Services from 1996 to 1999. He was a Divisional Vice President at WellTech, Inc., from 1993 to 1996. From 1978 to 1993, he was employed at Pool Energy Services Co., where he managed operations throughout the United States. Mr. Huseman previously served as a director of Natural Gas Services Group, Inc. from June 2011 until February 2013. Mr. Huseman is the President and majority owner of Huseman Logistics, Inc., a partner of Mecedora Ranches, LLC and the Managing Partner of Kenneth Huseman Family Partnership, LP. Mr. Huseman received a B.B.A. in Accounting from Texas Tech University.

Mr. Huseman has significant experience in the oil and gas industry, including as an executive officer in various positions and a director of oil and gas service companies, and has broad knowledge of the oil and gas industry. We believe his background and skill set enable Mr. Huseman to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	62	I

Michael W. Wallace, Director, has served as a member of the Board of Directors since January 2014. Since 2010, Mr. Wallace has been a partner of Wallace Family Partnership, LP, which	51	I

Name and Experience	Age	Class

holds non-operated working interests in oil and gas leases, midstream assets and other investments, and a manager of the general partner of Wallace Family Partnership, LP. Since 2009, Mr. Wallace has also served as the President, director and manager of High Sky Partners LLC, a Midland, Texas-based oil and gas company with operations in the Spraberry Trend of the Permian Basin. From 2012 to March 2015, he served on the board of managers of Coronado Midstream, LLC. From 2007 to 2011, Mr. Wallace was a member and Executive Vice President of Production for Patriot Resources Partners LLC. In 2004, Mr. Wallace founded Flying W Resources, LLC, an independent oil and gas production company. In addition, Mr. Wallace served in a variety of technical and managerial roles within Conoco Inc. and ConocoPhillips Company from 2001 to 2004. Prior to joining Conoco Inc., Mr. Wallace served in a variety of roles within Burlington Resources Inc. Mr. Wallace received a B.S. in Petroleum Engineering from Texas Tech University and is a member of the Society of Petroleum Engineers.

Mr. Wallace has significant experience as an independent oil and gas producer and as an executive officer in various positions of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Wallace to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Continuing Directors

Name and Experience	Age	Class

Michael Grimm, Chairman of the Board, co-founded RSP Permian, L.L.C. in 2010 and has served as our Chairman of the Board since our formation. Prior to being named our Chairman of the Board, Mr. Grimm served as RSP Permian, L.L.C.’s Co-Chief Executive Officer. Since 2006, Mr. Grimm has served as President and Chief Executive Officer of Rising Star Energy Development Co., L.L.C. (“Rising Star”), and from 1995 to 2006, Mr. Grimm served as President and Chief Executive Officer of Rising Star Energy, L.L.C., which he co-founded in 1995. From 1990 to 1994, Mr. Grimm served as Vice President of Worldwide Exploration and Land for Placid Oil Company. Prior to that, Mr. Grimm was employed for 13 years in the land and exploration department for Amoco Production Company in Houston, New Orleans and Chicago. Mr. Grimm currently serves as a Director for Rising Star, Rising Star Petroleum, L.L.C. and Energy Transfer Partners, L.P. He has a B.B.A. from the University of Texas at Austin.

Mr. Grimm has significant experience as a chief executive of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set enable Mr. Grimm to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

	60	III

Steven Gray, Director and Chief Executive Officer, co-founded RSP Permian, L.L.C. in 2010. He has served as our Chief Executive Officer and as a member of the Board of Directors since our formation and has served RSP Permian, L.L.C. as Co-Chief Executive Officer since its inception in 2010. In 2007, Mr. Gray co-founded Pecos Energy Partners, L.P. (“Pecos”) and Pecos Operating Company LLC, the general partner of Pecos. In 2000, Mr. Gray co-founded Pecos Production Company, an oil and natural gas exploration and production company backed by Natural Gas Partners (“NGP”) that operated in the Permian Basin until it was sold in 2005 to Chesapeake Energy Corporation. Mr. Gray continues to serve as a manager of Pecos Operating Company, LLC, Pecos’s general partner. From 1993 to 2000, Mr. Gray was a Co-Founder, President and Chief Operating Officer of Vista Energy Resources, an oil and natural gas exploration and production company. Prior to forming Vista, Mr. Gray was employed for 11 years as a petroleum engineer with Bettis, Boyle, and Stovall, Inc. and Texas Oil & Gas Corp. He received a B.S. in Petroleum Engineering from Texas Tech University.

	55	III

Name and Experience	Age	Class

Mr. Gray has significant experience as a chief executive officer and chief operating officer of oil and natural gas exploration and production companies and broad knowledge of the oil and natural gas industry. We believe his background and skill set, including that he is a petroleum engineer, enable Mr. Gray to provide the Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Scott McNeill, Director and Chief Financial Officer, has served as our Chief Financial Officer and as a member of the Board of Directors since our formation. Mr. McNeill has served RSP Permian, L.L.C. as Chief Financial Officer since April 2013. Prior to joining the Company, Mr. McNeill served as a Managing Director in the energy investment banking group of Raymond James. Mr. McNeill spent 15 years as an investment banker advising a wide spectrum of companies operating in the exploration and production, midstream and energy service and equipment segments of the energy industry. Mr. McNeill is licensed as a Certified Public Accountant. He earned a B.B.A. from Baylor University and an M.B.A. from the University of Texas at Austin.

Mr. McNeill has significant experience with energy companies and investments and broad knowledge of the oil and natural gas industry as well as substantial expertise in finance. We believe his background and skill set make Mr. McNeill well-suited to serve as a member of the Board of Directors.

	43	III

Joseph B. Armes, Director, has served as a member of the Board of Directors since December 2013. Mr. Armes has served as President, Chief Executive Officer and a member of the board of directors of Capital Southwest Corporation, a publicly-traded investment company, since June 2013 and as Chairman of the board of directors of Capital Southwest Corporation since January 2014. Since 2010, Mr. Armes has served as President and Chief Executive Officer of JBA Investment Partners, a family investment vehicle. From 2005 to 2010, Mr. Armes served as Chief Operating Officer of Hicks Holdings, LLC. Prior to 2005, Mr. Armes served as Executive Vice President and General Counsel and later as Chief Financial Officer of Hicks Sports Group, LLC, as Executive Vice President and General Counsel of Suiza Foods Corporation (now Dean Foods Company) and Vice President and General Counsel of The Morningstar Group Inc. In addition, from 2007 to 2009, Mr. Armes served as a director of Hicks Acquisition Co. I, a publicly-traded acquisition company. Mr. Armes received a B.B.A. in Finance, an M.B.A. from Baylor University and a J.D. from Southern Methodist University.

Mr. Armes has significant experience as an executive officer and director in a variety of public companies and an extensive background in strategic investing. We believe his background and skill set make Mr. Armes well-suited to serve as a member of the Board of Directors.

	53	II

Matthew S. Ramsey, Director, has served as a member of the Board of Directors since January 2014. Since 2000, Mr. Ramsey has served RPM Exploration, Ltd., a private oil and gas exploration limited partnership generating and drilling 3-D seismic prospects on the Gulf Coast of Texas, as President and a member of the board of directors of its general partner, Ramsey, Pawelek & Maloy, Inc. Currently, Mr. Ramsey also serves as President of Ramsey Energy Management, LLC, the general partner of Ramsey Energy Partners, I, Ltd., a private oil and gas partnership; President of Dollarhide Management, LLC, the general partner of Deerwood Investments, Ltd., a private oil and gas partnership; President of Gateshead Oil, LLC, a private oil and gas partnership; and Manager of MSR Energy, LLC, the general partner of Shafter Lake Energy Partners, Ltd., a private oil and gas partnership. Previously, Mr. Ramsey served as President of DDD Energy, Inc. from 2001 until its sale in 2002; President, Chief Executive Officer and a member of the board of directors of OEC Compression Corporation, a publicly-traded oil field service company, from 1996 to 2000; and Vice President of Nuevo Energy Company, an independent energy company, from 1991 to 1996. Additionally, from 1990 to 1996, he was employed by Torch Energy Advisors, Inc., a company providing management and

	60	II

Name and Experience	Age	Class

operations services to energy companies, where he last served as Executive Vice President. Since August 2014, Mr. Ramsey has served as a member of the board of directors of the general partner of Sunoco LP. Since April 2014, Mr. Ramsey has served as a member of the board of directors of Regency Energy Partners LP, and as a member of the audit and risk, compensation and nominating committees of such board. Since July 2012, Mr. Ramsey has served as a member of the board of directors of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., and as a member of its audit and compensation committees. From March 2012 to July 2012, Mr. Ramsey served as a member of the board of directors of Southern Union Company. Mr. Ramsey holds a B.B.A. in Marketing from the University of Texas at Austin and a J.D. from South Texas College of Law. Mr. Ramsey is a graduate of the Harvard Business School Advanced Management Program.

Mr. Ramsey has significant experience as an executive officer and director in a variety of oil and gas companies and has broad knowledge of the oil and gas industry. We believe his background and skill set make Mr. Ramsey well-suited to serve as a member of the Board of Directors.

Meetings of the Board of Directors

The Board of Directors holds regularly scheduled meetings throughout the year and holds additional meetings from time to time as the Board of Directors deems necessary or desirable to carry out its responsibilities. The Board of Directors held nine meetings in fiscal 2014.  All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are encouraged to attend the annual meetings of stockholders.  All of the then-serving directors attended the 2014 annual meeting of stockholders.

The Board of Directors holds regular executive sessions in which the independent directors meet without any non-independent directors or members of management. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. The chair of the Audit Committee presides at these meetings and provides the Board of Directors’ guidance and feedback to our management team.

Director Compensation

The members of our Board of Directors who are not also our employees receive a combination of cash and equity-based compensation for their service to us.  During 2014, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500.  If the non-employee director also provided services on the Audit Committee or the Compensation Committee, he received an additional $1,250 fee for each quarter of service.  The chair of the Audit Committee received an additional chairman’s fee of $15,000, and the chair of the Compensation Committee received an additional chairman’s fee of $10,000.

Each non-employee director also received an award in 2014 pursuant to the RSP Permian, Inc. 2014 Long Term Incentive Plan (the “LTIP”) in the amount of $138,200.  The awards, granted to the non-employee directors on February 25, 2014, were time-based restricted stock awards which vested one-third on March 1, 2015 and were amended on March 17, 2015 to accelerate the remainder to vest on April 1, 2015.  We have adopted an equity award policy for our non-employee directors that states that each director will receive an annual equity award grant.  If a director is appointed to the Board of Directors within ninety days of the regular annual grant, that director will be eligible to receive the annual equity grant.  If the director is appointed more than ninety days following the annual grant but prior to 270 days following the annual grant, the director will be eligible to receive a pro-rated award that is fifty percent of the regular annual grant provided to other non-employee directors.  If the director is appointed to the Board of Directors 271 days following the annual grant, no equity award will be provided to that director for that year.

We also reimburse each of our directors for reasonable travel expenses and other expenses relating to their service to the Board of Directors or any committee thereof.

The table below sets forth the compensation paid to each of the Company’s non-employee directors during fiscal 2014:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
David Albin (1)	154,500	—	154,500
Ted Collins	54,500	138,200	192,700
Mike Wallace	54,500	138,200	192,700
Matt Ramsey	72,000	138,200	210,200
Joseph Armes	75,750	138,200	213,950

(1)                                 Mr. Albin’s director fees are not retained by him personally.  He serves on our Board of Directors as an appointee of NGP, and all cash fees reported in this column are paid to NGP.  Neither Mr. Albin nor NGP received any equity compensation awards for Mr. Albin’s services on our Board of Directors in 2014.

(2)                                 The amounts reflected in the Stock Awards column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP during 2014, calculated in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation (“ASC 718”).  The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the directors.  Additional information on the assumptions used in the computation of these amounts is included in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

Director Independence

The Board of Directors has determined that Messrs. Albin, Armes, Collins, Ramsey and Wallace are independent as defined by the rules of the NYSE and under Rule 10A-3 promulgated under the Exchange Act.  The NYSE’s definition of independence includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent.  The Board of Directors expects that Mr. Huseman will be independent under these criteria.

Board Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are held by two different individuals. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business and operations, while allowing our Chairman of the Board to lead the Board in its fundamental role of providing advice to and oversight of management. The Chairman of the Board provides leadership to the Board of Directors and works with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board sets the Board agendas, with the input from other members of the Board and our management, facilitates communications among and information flow to directors, has the power to call special meetings of the Board of Directors and stockholders and presides at meetings of the Board of Directors and stockholders. The Chairman of the Board also advises and counsels our Chief Executive Officer and other officers.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. We believe that the atmosphere of the Board is collegial, that all Board members are well engaged in their responsibilities, and that all Board members express their views and consider the opinions expressed by other directors. Five out of eight current directors on the Board, as well as Mr. Huseman, who is anticipated to be elected to the Board at the Annual Meeting, are independent under the NYSE listing standards and SEC rules.  We believe that all of our independent directors have demonstrated leadership in business enterprises and are familiar with board processes. Our independent directors are involved in the leadership structure of the Board by serving on our Audit, Compensation or Nominating and Governance Committees, each having a separate independent chairperson. Specifically, the chair of our Audit Committee oversees the accounting and financial reporting processes, as well as compliance with legal and regulatory requirements. The chair of our Compensation Committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chair of our Nominating and Governance Committee monitors matters such as the composition of the Board and its Committees, Board performance and best practices in corporate governance. As such, each committee chair provides independent leadership for purposes of many important functions delegated by the Board of Directors to such Committee.

The Board’s Role in Risk Oversight

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and overall economic environment. Management is responsible for the day-to-day management of risks we face as the Company, while the Board of Directors, as a whole and through the Committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Chairman of the Board meets regularly with our Chief Executive Officer and our Chief Financial Officer to discuss strategy and risks facing the Company. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board related to risk management and any other matters. Other members of our management team periodically attend the Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. Periodically, the Board of Directors receives presentations from senior management on strategic matters involving our operations. During such meetings, the Board of Directors also discusses strategies, key challenges and risks and opportunities for the Company with senior management.

While the Board of Directors is ultimately responsible for risk oversight at the Company, our three committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management. Our Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Committees of the Board of Directors

The Board of Directors has established three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these Committees is governed by a charter adopted by the Board of Directors. These charters establish the purposes of the respective Committees as well as Committee membership guidelines. They also define the authority, responsibilities and procedures of each Committee in relation to the Committee’s role in supporting the Board of Directors and assisting the Board in discharging its duties in supervising and governing the Company. The charters are available on the Company’s website at www.rsppermian.com by following the links to “Investor Relations” and

“Corporate Governance” or upon written request to the Company, as set forth under “Corporate Governance—Availability of Documents” below.

Audit Committee — Rules implemented by the NYSE and the SEC require us to have an audit committee comprised of at least three directors who meet the independence and experience standards established by the NYSE and the Exchange Act. The Audit Committee consists of Messrs. Armes (Chair), Collins and Ramsey, each of whom is independent under the rules of the SEC and the NYSE. It is expected that Mr. Huseman will be appointed to replace Mr. Collins on the Audit Committee upon his election to the Board at our Annual Meeting and that he will be independent under the rules of the SEC and the NYSE.  As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board of Directors has determined that Messrs. Armes and Ramsey satisfy the definition of “audit committee financial expert.”

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board of Directors, including the selection of our independent registered public accounting firm, the scope of our annual audits, fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have an Audit Committee charter defining the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards.  The Audit Committee held five meetings in fiscal 2014.

Compensation Committee — The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees. The Compensation Committee also administers our incentive compensation and benefit plans. The Compensation Committee has the power to delegate any of its authority to subcommittees or to individual members of the Compensation Committee as it deems appropriate. The Compensation Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards.

The Compensation Committee consists of Messrs. Ramsey (Chair), Albin and Armes, each of whom is independent under the rules of the NYSE.  Mr. Albin will no longer serve on the Compensation Committee following the end of his service as a director at the Annual Meeting.  The Compensation Committee held five meetings in fiscal 2014.

Compensation Committee Interlocks and Insider Participation — Messrs. Albin, Armes and Ramsey served on the Compensation Committee during fiscal year 2014. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on the Board or Compensation Committee. No member of the Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

Nominating and Governance Committee — The Nominating and Governance Committee identifies, evaluates and recommends qualified nominees to serve on the Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. The Nominating and Governance Committee charter defines the Committee’s primary duties in a manner consistent with the rules of the SEC and NYSE or market standards. The Nominating and Governance Committee held one meeting in fiscal 2014.

The Nominating and Governance Committee consists of Messrs. Collins (Chair), Albin, Armes, Ramsey and Wallace, each of whom is independent under the rules of the NYSE.  It is expected that Mr. Huseman will be appointed to the Nominating and Governance Committee upon his election to the Board, replacing Mr. Albin, and that he will be independent under the rules of the SEC and the NYSE.

Director Nomination Procedures

The Nominating and Governance Committee identifies, evaluates and recommends candidates to the Board of Directors with the goal of creating a balance of knowledge, experience and diversity. Generally, the Committee identifies candidates through the personal, business and organizational contacts of the directors and management.

Potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates for director nominees are reviewed in the context of the current composition of the Board of Directors and the evolving needs of our business. It is the policy of the Board of Directors that at all times at least a majority of its members meets the standards of independence promulgated by NYSE and the SEC and that all members reflect a range of talents, ages, skills and expertise, particularly in the areas of accounting and finance, management, leadership and oil and gas related industries sufficient to provide sound and prudent guidance with respect to our operations and stockholders’ interests. In addition to the foregoing factors, the Nominating and Governance Committee considers diversity in its evaluation of candidates for Board membership. Although the Board of Directors does not have a formal diversity policy, the Board believes that diversity with respect to viewpoint, skills and experience should be an important factor in Board composition. The Nominating and Governance Committee ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the Board and the size of the Board as a whole.

We also require that the members of the Board of Directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending meetings of the Board of Directors and applicable Committee meetings. In accordance with its charter, the Nominating and Governance Committee periodically reviews the criteria for the selection of directors to serve on the Board and recommends any proposed changes to the Board of Directors for approval.

The Board of Directors will consider stockholder nominations for director candidates upon written submission of such recommendation to our Corporate Secretary along with, among other things, the nominee’s qualifications and certain biographical information regarding the nominee, such nominee’s written consent to serving as a director if elected and being named in the proxy or information statement and certain information regarding the status of the stockholder submitting the recommendation, all in the manner required by our Amended and Restated Bylaws and the applicable rules and regulations promulgated under the Exchange Act. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Board of Directors at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Board of Directors.

The Board of Directors may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board of Directors will seek to achieve a balance of knowledge, experience and capability on the Board. The Board of Directors uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by current Board members, professional search firms and other persons. After completing its evaluation, the Board of Directors approves the final slate of director nominees.

The Nominating and Governance Committee approved the director nominees submitted for election at this Annual Meeting. Each nominee brings a strong and unique background and set of skills to the Board of Directors, giving the Board of Directors as a whole competence and experience in a variety of areas, including corporate governance and board service, executive management, oil and natural gas industry, accounting and finance and risk assessment and management.

Contacting the Board of Directors

You can contact the Board of Directors to provide comments, to report concerns, or to ask questions, at the following address: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention:

Corporate Secretary.  You may submit your comment, concern or question anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, product inquiries, product suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as various rules promulgated by the SEC and the NYSE. The Company believes that it has procedures and practices in place that are designed to enhance and protect the interests of its stockholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address, among other things:

•                                          The composition of the Board of Directors, including size and membership criteria;

•                                          Director responsibilities and expectations;

•                                          Service on other boards;

•                                          Functioning of the Board, including regularly held meetings and executive sessions of non-management directors;

•                                          Director compensation;

•                                          Structure and functioning of the Committees;

•                                          Director access to independent advisors, management and employees;

•                                          Management evaluation and succession planning; and

•                                          Board and Committee performance evaluations.

Corporate Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted a Corporate Code of Business Conduct and Ethics, or the Code of Ethics.  The Code of Ethics, along with the Corporate Governance Guidelines and the Financial Code of Ethics described below, serves as the foundation for the Company’s system of corporate governance. It provides guidance for maintaining ethical behavior, requires that directors and employees comply with applicable laws and regulations, prohibits conflicts of interest, and provides mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics, the Company intends to disclose such amendment or waiver on its website at www.rsppermian.com.

Financial Code of Ethics

In addition to the Corporate Governance Guidelines and Code of Ethics, the Board of Directors has adopted a Financial Code of Ethics.  It provides the ethical principles by which the Company’s Chief Executive Officer, Chief Financial Officer (or other principal financial officer), Controller (or other principal accounting officer) and other senior financial officers are expected to conduct themselves when carrying out their duties and responsibilities.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Financial Code of Ethics that applies to the principal executive officer, principal financial officer or principal accounting officer that requires disclosure under applicable SEC or NYSE rules, the Company will disclose such amendment or waiver on its website at www.rsppermian.com.

Availability of Documents

The full text of the Corporate Governance Guidelines, the Code of Ethics, the Financial Code of Ethics, the Charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee and the other corporate governance materials described in this Proxy Statement are accessible by following the links to “Investor Relations” and “Corporate Governance” on the Company’s website at www.rsppermian.com. The Company will furnish without charge a copy of the foregoing to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention: Investor Relations.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee hereby reports as follows:

1.                                      Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.                                      The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with the Company’s management the Company’s audited consolidated financial statements included in its 2014 Annual Report on Form 10-K.

3.                                      The Audit Committee has discussed with the Company’s independent registered public accounting firm, Grant Thornton, the overall scope of and plans for its audit. The Audit Committee has met with Grant Thornton, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed with the independent auditors under the rules adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

4.                                      The Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton their independence.

5.                                      Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

THE AUDIT COMMITTEE

Joseph B. Armes (Chair)
Matthew S. Ramsey
Ted Collins, Jr.

Audit and Non-Audit Fees

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Grant Thornton LLP, for the fiscal periods indicated.

	2014	2013
Audit fees	$439,298	$506,108
Audit-related fees	$25,750	$87,550
Tax fees	$—	$—
All other fees	$—	$—
Total	$465,048	$593,658

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements, the reviews of the Company’s quarterly results of operations and reports on Form 10-Q and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for professional services provided in connection with audits required for our acquisition of certain businesses and properties.

Pre-Approval Policies and Procedures

In connection with our initial public offering, the Board of Directors adopted a written policy for the pre-approval of certain audit and non-audit services which the Company’s independent registered public accounting firm provides. The policy balances the need to ensure the independence of the Company’s independent registered public accounting firm while recognizing that in certain situations the Company’s independent registered public accounting firm may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing.  In general, the Company’s independent registered public accounting firm cannot be engaged to provide any audit or non-audit services unless the engagement is pre-approved by the Audit Committee. Certain basic services may also be pre-approved by the Chairman of the Audit Committee under the policy. However, any service that is not specifically pre-approved under the policy must be specifically pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. All of the fees identified in the table above were approved in accordance with SEC requirements and, following our initial public offering, pursuant to the policies and procedures described above.

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of the Record Date:

Name	Age	Position
Steven Gray	55	Chief Executive Officer and Director
Scott McNeill	43	Chief Financial Officer and Director
Zane Arrott	57	Chief Operating Officer
Erik B. Daugbjerg	45	Vice President of Land and Business Development
William Huck	59	Vice President of Operations
James Mutrie	42	Vice President, General Counsel and Corporate Secretary
Tamara Pollard	53	Executive Vice President of Planning and Reserves

Biographical information for Messrs. Gray and McNeill is set forth in this proxy statement under the heading “The Board of Directors and Its Committees.”

Zane Arrott, Chief Operating Officer, has served as our Chief Operating Officer since our formation and has served RSP Permian, L.L.C. in such capacity since its inception in 2010. Since 1995, Mr. Arrott has served as the Chief Operating Officer for Rising Star and continues to serve on the boards of Rising Star and Rising Star Petroleum, L.L.C. From 1982 to 1995, Mr. Arrott held several positions with Placid Oil Company and was elevated to General Manager of its Canadian Division in 1988. Mr. Arrott has extensive experience with reservoir engineering, production engineering, project economic forecasting and reserve acquisitions. He has a B.S. in Petroleum Engineering from Texas Tech University.

Erik B. Daugbjerg, Vice President of Land and Business Development, has served as our Vice President of Land and Business Development since our formation and has served RSP Permian, L.L.C. in such capacity since its inception in 2010. In 2007 Mr. Daugbjerg co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’s general partner. Mr. Daugbjerg served as President of Pecos River Operating Company, an exploration and production company with operations in southeast New Mexico, from 2000 until its sale in 2005. From 1997 to 2000, Mr. Daugbjerg served as Vice President of Producer Services for Highland Energy Company. From 1992 to 1996, he served in various roles with Hadson Corporation, an oil and natural gas marketing and midstream company with operations in the Permian Basin. Mr. Daugbjerg has a B.B.A. from Southern Methodist University.

William Huck, Vice President of Operations, co-founded RSP Permian, L.L.C. in 2010. He has served as our Vice President of Operations since our formation and served RSP Permian, L.L.C. in such capacity since its inception. In 2007, Mr. Huck co-founded Pecos, and he continues to serve as a manager of Pecos Operating Company, LLC, Pecos’s general partner. Mr. Huck co-founded Pecos Production Company in 2000 and served as its Vice President—Production until it was sold to Chesapeake Energy Corporation in 2005. In addition, he serves as President of Huck Engineering, Inc. From 1998 to 2000, Mr. Huck served as an Operating Manager for Collins & Ware, Inc., an oil and natural gas production company in Midland, Texas. From 1994 to 1998, Mr. Huck operated an independent engineering consulting firm, Huck Engineering, Inc. Mr. Huck has a B.S. in Petroleum Engineering from Marietta College.

James Mutrie, Vice President, General Counsel and Corporate Secretary, has served as our Vice President, General Counsel and Secretary since June 2014. From February 2007 to May 2014, Mr. Mutrie first served as Assistant General Counsel and later as General Counsel and Compliance Officer at United Surgical Partners International, Inc. From October 2003 to January 2007, Mr. Mutrie practiced corporate law at Vinson & Elkins L.L.P., representing public and private companies in capital markets offerings and mergers and acquisitions, frequently in the oil and gas industry. He received a B.A. from Cornell University, a J.D. from Northwestern University School of Law and a Certificate in Financial Management from Cornell University.

Tamara Pollard, Executive Vice President of Planning and Reserves, has served as our Executive Vice President of Planning and Reserves since February 2014 and previously served as our Vice President of Planning and Reserves from our formation until February 2014. She has also served RSP Permian, L.L.C. as Executive

Vice President of Planning and Reserves since February 2014 and as Vice President of Planning and Reserves from its inception in 2010 until February 2014. Since 1998, Ms. Pollard has held several positions with Rising Star Energy, L.L.C., most recently as Vice President of Financial Planning and Reserves, Secretary and Treasurer. From 1995 to 1998, Ms. Pollard was employed by Lovegrove & Associates and Oryx Energy. From 1985 to 1995, Ms. Pollard held several positions at Placid Oil Company and worked as a reservoir engineer until 1992 when she was elevated to Manager of Planning and Business Development. She has as B.S. in Petroleum Engineering from the University of Tulsa and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Named Executive Officers

We are currently considered an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, and as such, we are subject to reduced SEC reporting obligations for purposes of executive compensation disclosure. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures. Further, our reporting obligations extend only to the individuals serving as our chief executive officer and our two other most highly compensated executive officers. For fiscal year 2014, our named executive officers were:

Name	Principal Position
Steven Gray	Chief Executive Officer and Director
Scott McNeill	Chief Financial Officer and Director
Zane Arrott	Chief Operating Officer

Summary Compensation Table

The following table summarizes, with respect to our current named executive officers, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2014 and 2013.

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Steven Gray	2014	458,750	872,000	N/A	2,528,669	13,000	3,872,419
(Chief Executive Officer and Director)	2013	225,000	50,000	N/A	N/A	N/A	275,000
Scott McNeill	2014	400,000	1,253,333	N/A	2,886,140	13,000	4,552,473
(Chief Financial Officer and Director)	2013	300,000	N/A	0	N/A	N/A	300,000
Zane Arrott	2014	339,583	667,500	N/A	1,577,464	13,000	2,597,547
(Chief Operating Officer)	2013	225,000	50,000	N/A	N/A	N/A	275,000

(1)                                Amounts in the Bonus column are comprised of two separate bonuses for 2014: an IPO bonus and an annual bonus.  The named executive officers each received a bonus in connection with our IPO in recognition of their substantial efforts to complete a successful IPO that was comprised of a cash component and a restricted stock award component.  The cash component of the IPO bonus was paid to them in January 2014. The cash IPO bonuses granted to the officers were in the amount of $200,000, $833,333, and $300,000 for Messrs. Gray, McNeill and Arrott, respectively.  The restricted stock award portion of the IPO bonuses are reflected in the “Stock Awards” column and described further in the narrative following the “Outstanding Equity Awards at 2014 Fiscal Year-End” below.  The remainder of the amounts in the Bonus column reflect each named executive officer’s annual cash bonus for 2014 that was based on a combination of company performance metrics and the individual performance of each executive, as determined by the Compensation Committee following the end of 2014.  The company performance metrics that guided the Compensation Committee in determining bonus amounts were: production growth, adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), finding and development costs and relative shareholder return.  The annual bonus amounts were paid in the first quarter of 2015.

(2)                                We did not grant any option or option-like awards during 2014.  Mr. McNeill received a grant of profits interest awards at the time that he began his employment in 2013, which, despite the fact that the awards did not require the payment of an exercise price, were most similar economically to the definition of a stock option in Item 402(a)(6)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended (as an instrument with an “option-like feature”). Amounts reflected in this column for 2013 for Mr. McNeill reflect a grant date fair value of the awards in accordance with ASC 718 of $0.  Because the performance conditions related to these awards were not deemed probable at the time of grant in 2013, no amounts were reported in 2013 for purposes of this table.

(3)                                The amounts reflected in the Stock Awards column above represent the aggregate grant date fair value for the restricted stock awards granted under the LTIP during 2014, calculated in accordance with ASC 718.  The amounts are consistent with the estimate of aggregate compensation costs to be recognized over the service period for accounting purposes, excluding the estimate of potential forfeitures, and do not necessarily correspond to the actual value that will be recognized by the named executive officers.  Additional information on the assumptions used in the computation of these amounts is included in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014.  The amounts above are comprised of three separate grants. The first restricted stock award reflected in the tables was granted on February 11, 2014 as part of the IPO bonus provided to each of the named executive officers, and represents $446,239, $1,859,400 and $446,239 for Messrs. Gray, McNeill and Arrott, respectively. The second award was granted on February 25, 2014, as part of the LTIP, and represents $1,160,880, $552,800 and $604,625 for Messrs. Gray, McNeill and Arrott, respectively.  The remaining portion of the amounts disclosed above for our LTIP awards have a performance vesting requirement and were calculated using probable outcomes for the awards on the grant date, which was the target level of awards granted.  If the awards were valued at the maximum potential amount, the grant date value would instead be as follows: Mr. Gray, $1,843,100; Mr. McNeill, $947,880; and Mr. Arrott, $1,053,200.

(4)                                The amounts reflected in the All Other Compensation column represent the amounts that we contributed to each named executive’s officers’ account in our retirement plan that is governed by section 401(k) of the Internal Revenue Code.

Outstanding Equity Awards at 2014 Fiscal Year-End

The table below reports all outstanding awards granted to the named executive officers under our LTIP that were still outstanding as of December 31, 2014.  We did not have any option awards outstanding as of December 31, 2014.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Steven Gray	61,512	1,546,412	66,500	1,671,810
Scott McNeill	101,301	2,546,707	34,200	859,788
Zane Arrott	41,387	1,040,469	38,000	955,320

(1)                                 The restricted stock awards in these columns are comprised of two separate grants, each of which have a vesting schedule that will be satisfied by the executive providing services to us for a specified period of time.  The first restricted stock award, granted on February 11, 2014, was part of the IPO bonus provided to each of the named executive officers. The IPO bonus restricted stock awards will vest in two equal installments, the first of which occurred on February 11, 2015, and the second of which will occur on February 11, 2016.  Messrs. Gray, McNeill and Arrott each were granted IPO awards of 19,512, 81,301 and 19,512 shares of restricted stock, respectively.  The second restricted stock award, granted on February 25, 2014, was provided as part of our annual equity incentive award program.  This award vests in three equal installments, on March 1 of years 2015, 2016 and 2017, so one-third of the award became vested on March 1, 2015.  On February 25, 2014, Messrs. Gray, McNeill and Arrott were granted 42,000, 20,000 and 21,875 shares of restricted stock, respectively.  The market value of the outstanding time-based equity awards was calculated using the closing price of our common stock on December 31, 2014 of $25.14.

(2)                                 The awards reflected in these columns for each named executive officer are comprised of one grant of restricted stock awards that were granted on June 2, 2014 and which are subject to certain performance conditions (described further below).  The market value was calculated using the closing price of our common stock on December 31, 2014 of $25.14, and assuming that if the performance criteria were determined on December 31, 2014 (rather than the actual performance period ending date in 2017) our performance compared to our peers would be ranked at number 2, which would vest the performance units at 190% of the target number granted (see chart below for full description of performance levels). Subject to the satisfaction of the performance criteria, the awards will cliff vest on March 1, 2017.

The grants of restricted stock awards on June 2, 2014 are subject to a performance vesting requirement based on our total stockholder return, or “TSR,” for the performance period of March 1, 2014 to March 1, 2017 (the “TSR Awards”).  At the end of the performance period, we will compare our stockholder return to that of the following peer group companies: Approach Resources Inc., Athlon Energy Inc., Callon Petroleum Company, Clayton Williams Energy Inc., Concho Resources Inc., Diamondback Energy, Inc., Laredo Petroleum, Inc., Matador Resources Company, PDC Energy, Inc., Resolute Energy Corporation, Rosetta Resources, Inc., SM Energy Company, Kodiak Oil & Gas, and Cimarex Energy Co.  The percentage of the target number of awards granted will vest, if at all, based on the following ranking system:

Our Company’s Performance Rank (1= First Ranked; 15= Last Ranked)	Percentile Ranking	Percent of Target Shares of Restricted Stock to Become Vested
1	100%	200%
2	93%	190%
3	86%	175%
4	79%	160%
5	71%	145%
6	64%	130%
7	57%	115%
8	50%	100%
9	43%	85%
10	36%	65%
11	29%	50%
12	21%	0%
13	14%	0%
14	7%	0%
15	0%	0%

Employment, Severance or Change in Control Agreements

We historically have not maintained any employment, severance or change in control agreements with any of our named executive officers.  However, during 2014, we adopted both the LTIP and the Executive Change in Control and Severance Benefit Plan (the “Severance Plan”).

We have adopted the LTIP for the employees, consultants and the directors of our company and its affiliates who perform services for us. The purpose of the LTIP is to provide a means to attract and retain individuals to serve as our directors, employees and consultants who will provide services to us by affording such individuals a means to acquire and maintain ownership of awards, the value of which is tied to the performance of our common stock. The LTIP awards granted in 2014 to our named executive officers provide for the potential acceleration of vesting upon a “change in control” (as defined in the LTIP).  The LTIP award agreements state that in the event a change in control occurs, (a) with respect to the TSR Awards, the performance goal will be calculated based upon our actual TSR performance as of the date immediately prior to the consummation of the event resulting in the change in control, and vesting acceleration will occur based upon the TSR rank that we have achieved as of that date, and (b) with respect to the restricted stock awards that are subject solely to a continued service requirement, the awards will become 100% vested upon the change in control. The LTIP award agreements that govern the 2014 LTIP awards granted to the named executive officers do not provide for the acceleration of vesting in the event of a termination of employment.

The Severance Plan provides certain severance and change in control benefits to our executive officers who are selected by the Compensation Committee to participate in the plan.  Each of the named executive officers is a participant in the Severance Plan. If a plan participant’s employment with us is terminated due to death or “disability” (as defined in the Severance Plan), the participant is entitled to receive (i) an amount equal to one year of the participant’s annual base salary, paid in a lump sum, (ii) continued health benefits for 18 months, (iii) a pro-rated annual bonus for the calendar year in which the participant’s employment termination date occurs and (iv) all unpaid salary and other outstanding amounts owed to the participant. If a plan participant’s employment with us is terminated by us without “cause” (as defined in the Severance Plan) or by the participant for “good reason” (as defined in the Severance Plan), the participant is entitled to receive (i) a lump sum payment in an amount equal to 1.5 times (or two times, in the case of our Chief Executive Officer) the sum of (a) one year of the participant’s annual base salary, plus (b) the greater of the participant’s average annual performance bonus for the preceding two calendar years or the participant’s target annual performance bonus for the calendar year in which the termination occurs, (ii) continued health benefits for 18 months (or two years, in the case of our Chief Executive Officer), (iii) a pro-rated annual bonus for the calendar year in which the participant’s employment termination date occurs, (iv) all unpaid salary and other outstanding amounts owed to the participant and (v) accelerated vesting of all outstanding, unvested equity awards.

Upon the occurrence of a “change in control” (as defined in the Severance Plan), all outstanding, unvested equity awards held by a plan participant will immediately become fully vested. If a plan participant’s employment with us is terminated by us without cause or by the participant for good reason, in either case, within two years following the occurrence of a change in control, the participant is entitled to receive (i) a lump sum payment equal to 2.5 times (three times, in the case of our Chief Executive Officer) the sum of (a) the participant’s annual base salary, plus (b) the greater of the participant’s average annual performance bonus for the preceding two calendar years or the participant’s target annual performance bonus for the calendar year in which the termination occurs, (ii) continued health benefits for 2.5 years (three years, in the case of our Chief Executive Officer), (iii) a pro-rated annual bonus for the calendar year in which the participant’s employment termination date occurs and (iv) all unpaid salary and other outstanding amounts owed to the participant.

The Severance Plan does not provide a tax gross-up provision for federal excise taxes that may be imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Instead, the Severance Plan includes a modified cutback provision, which states that, if amounts payable to a plan participant under the Severance Plan (together with any other amounts that are payable by us as a result of a change in control, the “Payments”) exceed the amount allowed under section 280G of the Code for such participant, thereby subjecting the participant to an excise tax under section 4999 of the Code, then the Payments will either be: (i) reduced to the level at which no excise tax applies, such that the full amount of the Payments would be equal to $1 less than three times the participant’s “base amount,” which is the average W-2 earnings for the five calendar years immediately preceding the date of termination, or (ii) paid in full, which would subject the participant to the excise tax. We will determine, in good faith, which alternative produces the best net after tax position for a participant. The Severance Plan may be amended or terminated by resolution of two-thirds of our Board of Directors, except that (i) no amendment adopted within one year prior to a change in control may adversely affect any plan participant without his or her consent, (ii) no amendment may be made at the request of a third party that takes steps to effectuate a change in control or otherwise in connection with a change in control and (iii) no amendment may be made within two years following the occurrence of a change in control that would adversely affect any individual who is a plan participant on the change in control date.

SECURITY OWNERSHIP

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 13, 2015 by (1) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless indicated below, the address of each individual listed below is c/o RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, TX 75219.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Total Outstanding Common Stock (%)(1)

5% Stockholders
ACTOIL, LLC(2)	7,940,524	9.5%
Production Opportunities II, L.P.(3)	4,361,950	5.2%
Ted Collins, Jr.(4)	11,412,780	13.6%
Wallace Family Partnership L.P.(5)	9,739,126	11.6%
Wellington Management Group LLP(6)	8,269,914	9.8%

Directors and Named Executive Officers
Michael Grimm(7)	549,164	*
Steven Gray(8)	140,695	*
Scott McNeill(9)	799,404	*
David Albin	—	*
Joseph B. Armes(10)	12,102	*
Ted Collins, Jr.(4)	11,411,780	13.6%
Matthew S. Ramsey(11)	14,602	*
Michael W. Wallace(12)	11,997,789	14.3%
Zane Arrott(13)	573,494	*
All executive officers and directors as a group (13 persons)	24,667,053	29.4%

*                          Less than one percent

(1)                                 Applicable percentage ownership is based on 84,017,717 shares of common stock outstanding as of April 13, 2015.

(2)                                 ACTOIL, LLC (“ACTOIL”) is the record owner of the 7,940,524 shares.  ACTOIL, LLC is a wholly owned subsidiary of TIAA Oil and Gas Investments, LLC, its sole member. TIAA Oil and Gas Investments, LLC is a wholly owned subsidiary of Teachers Insurance and Annuity Association of America, its sole member. Because of the foregoing relationships, each of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC and Teachers Insurance and Annuity Association of America may be deemed to have shared voting and investment power over 7,940,524 shares of our common stock.  None of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC or Teachers Insurance and Annuity Association of America has sole voting or investment power over any shares of our common stock. Each of ACTOIL, LLC, TIAA Oil and Gas Investments, LLC and Teachers Insurance and Annuity Association of America disclaim beneficial ownership of the reported shares in excess of its pecuniary interest in the shares. The address for ACTOIL, LLC is 730 Third Avenue, New York, New York 10017.

(3)                                 Production Opportunities II, L.P. is the record owner of the 4,361,950 shares.  Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P. (together, “NGP IX”) jointly own Production Opportunities

II, L.P. The sole general partner of each of Natural Gas Partners IX, L.P. and NGP IX Offshore Holdings, L.P. is G.F.W. Energy IX, L.P., and the sole general partner of G.F.W. Energy IX, L.P. is GFW IX, L.L.C. GFW IX, L.L.C. has delegated full power and authority to manage Production Opportunities II, L.P. to NGP Energy Capital Management, L.L.C. As such, Production Opportunities II, L.P., NGP IX, G.F.W. Energy IX, L.P., GFW IX, L.L.C. and NGP Energy Capital Management, L.L.C. may be deemed to have shared voting and investment power over the 4,361,950 shares. Kenneth A. Hersh, an Authorized Member of GFW IX, L.L.C., may be deemed to have shared voting and investment power over the shares deemed beneficially owned by GFW IX, L.L.C. David Albin, one of our directors, may also be deemed to have shared voting and investment power over the shares deemed beneficially owned by GFW IX, L.L.C. by virtue of his shared control of GFW IX, L.L.C. Messrs. Hersh and Albin do not have sole voting or investment power over any shares of our common stock.

In addition, due to Production Opportunities II, L.P.’s rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions—Stockholders’ Agreement,” Production Opportunities II, L.P., NGP IX, G.F.W. Energy IX, L.P., GFW IX, L.L.C., NGP Energy Capital Management, L.L.C. and Messrs. Hersh and Albin may be deemed to have shared voting power over the 19,486,419 shares of our common stock held of record by the other parties to the stockholders’ agreement.  Also, as a result of the stockholders’ agreement, such entities do not have sole voting power over any shares.

Further, in accordance with NGP IX’s and Natural Gas Partners VIII, L.P.’s general practice of exiting investments proportionately and in tandem, it is expected that Production Opportunities II, L.P. and Natural Gas Partners VIII, L.P. will sell shares of our common stock in proportion to the number of such shares held by them, and as a result, Production Opportunities II, L.P., NGP IX, G.F.W. Energy IX, L.P., GFW IX, L.L.C., NGP Energy Capital Management, L.L.C. and Messrs. Hersh and Albin may be deemed to have shared investment power over the 397,495 shares of our common stock held of record by Natural Gas Partners VIII, L.P.  Also, as a result of NGP IX’s and Natural Gas Partners VIII, L.P. general exit practice, the following entities have formed a group within the meaning of Section 13(d)(3) of the Exchange Act: Production Opportunities II, L.P., NGP IX, G.F.W. Energy IX, L.P., GFW IX, L.L.C., NGP Energy Capital Management, L.L.C., Natural Gas Partners VIII, L.P., G.F.W. Energy VIII, L.P. (the general partner of Natural Gas Partners VIII, L.P.) and GFW VIII, L.L.C. (the sole general partner of G.F.W. Energy VIII, L.P.). Such group may be deemed to have shared voting power over 23,848,369 shares (as a result of the stockholders’ agreement), shared investment power over 4,759,445 shares, sole voting power over no shares and sole investment power over no shares.

Each of the persons discussed in this footnote disclaims beneficial ownership of the reported shares in excess of its or his pecuniary interest in the shares.

The address for Production Opportunities II, L.P. is 5221 N. O’Connor Blvd., Suite 1100, Irving, Texas 75039.

(4)                                 Mr. Collins is the record owner of 9,244,628 shares (4,602 shares of which are unvested restricted stock) and has sole investment power over 9,240,026 shares and, as a result of the stockholders’ agreement, shared voting power over all of those shares. Also, as a member of Collins & Wallace Holdings, LLC, Mr. Collins may be deemed to have shared voting and investment power over the 2,166,152 shares of our common stock held of record by Collins & Wallace Holdings, LLC. Mr. Collins may also be deemed to have shared voting and investment power over the 1,000 shares of our common stock that are held of record by Mr. Collins’ spouse.

In addition, due to his rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions—Stockholders’ Agreement,” Mr. Collins may be deemed to share voting power over the 14,603,741 shares of our common stock held of record by the other parties to the stockholders’ agreement.  Also, as a result of the stockholders’ agreement, Mr. Collins does not have sole voting power over any shares.

Mr. Collins disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein.

The address for Mr. Collins is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(5)                                 Wallace Family Partnership, LP, the record owner of the 9,739,126 shares, is a family-owned entity owned by Mr. Wallace and other members of his family.  The general partner of Wallace Family Partnership, LP is Michael Wallace Management, LLC, and Mr. and Mrs. Wallace are the managers of Michael Wallace Management, LLC. Because of the foregoing relationships, Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace may be deemed to have shared voting and investment power over the 9,739,126 shares.

Due to Wallace Family Partnership, LP’s rights under the stockholders’ agreement, which is described below under “Certain Relationships and Related Transactions—Stockholders’ Agreement,” Wallace Family Partnership, LP may be deemed to share voting power over the 14,109,243 shares of our common stock held of record by the other parties to the stockholders’ agreement.  Also, as a result of the stockholders’ agreement, Wallace Family Partnership, LP does not have sole voting power over any shares.

Wallace Family Partnership, LP, Michael Wallace Management, LLC and Mr. and Mrs. Wallace disclaim beneficial ownership of the reported shares in excess of its, his or her pecuniary interest in the shares.

The address for Wallace Family Partnership, LP is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(6)                                 Wellington Management Group LLP may be deemed to have shared investment power over 8,269,914 shares of our common stock and shared voting power over 6,121,373 shares of our common stock.  Wellington Management Group LLP does not have sole voting or investment power over any shares of our common stock. The address for Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

(7)                                 Of the 549,164 shares of our common stock beneficially owned by Mr. Grimm, 40,989 are held of record by Mr. Grimm (15,852 shares of which are unvested restricted stock) and 508,175 shares are held of record by a family partnership titled the Grimm Family Limited Partnership, of which Mr. Grimm is a manager of the general partner.  Mr. Grimm therefore may be deemed to have shared voting and investment power over 508,175 shares, sole voting power over 40,989 shares and sole investment power over 25,137 shares. Mr. Grimm disclaims beneficial ownership of the 508,175 shares except to the extent of his pecuniary interest therein.

(8)                                 Of the 140,695 shares of our common stock beneficially owned by Mr. Gray, 72,183 shares are unvested restricted stock.  As a result, Mr. Gray has sole voting power over 140,695 shares and sole investment power over 68,512 shares.

(9)                                 Of the 799,404 shares of our common stock beneficially owned by Mr. McNeill, (i) 40,395 shares are unvested restricted stock and (ii) 900 shares are held by Mr. McNeill as custodian for minor children under the Uniform Transfer to Minors Act. As a result, Mr. McNeill has sole voting power over 799,404 shares and sole investment power over 759,009 shares.  Mr. McNeill disclaims beneficial ownership of the shares held by him as custodian except to the extent of his pecuniary interest therein.

(10)                          Of the 12,102 shares of our common stock beneficially owned by Mr. Armes, 9,602 are held of record by Mr. Armes (of which 4,602 are unvested restricted stock) and 2,500 are held of record by a family limited partnership, of which Mr. Armes owns 50% of the general partner.  Mr. Armes therefore may be deemed to have shared voting and investment power over 2,500 shares, sole voting power over 9,602 shares and sole investment power over 5,000 shares. Mr. Armes disclaims beneficial ownership of the 2,500 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

(11)                          Of the 14,602 shares of our common stock beneficially owned by Mr. Ramsey, 4,602 shares are unvested restricted stock. As a result, Mr. Ramsey has sole voting power over 14,602 shares and sole investment power over 10,000 shares.

(12)                          Of the 11,997,789 shares of our common stock beneficially owned by Mr. Wallace, (i) 9,602 shares are held of record by Mr. Wallace (4,602 shares of which are unvested restricted stock), (ii) 82,109 shares are held of record by Mr. Wallace’s wife, (iii) 9,739,126 shares are held of record by Wallace Family Partnership, LP (see footnote (5) above), (iv) 2,166,152 shares are held of record by Collins & Wallace

Holdings, LLC, (v) 500 shares are held by Mr. Wallace as custodian for a minor child under the Uniform Transfer to Minors Act, and (vi) 300 shares are held by a member of Mr. Wallace’s immediate family sharing the same household.  Wallace Family Partnership, LP is a member of Collins & Wallace Holdings, LLC, Michael Wallace Management, LLC is the general partner of Wallace Family Partnership, LP, and Mr. Wallace is a manager of Michael Wallace Management, LLC. As a result, Mr. Wallace has sole voting power over 10,102 shares and sole investment power over 5,500 shares.  Mr. Wallace may be deemed to have shared voting and investment power over 11,987,687 shares and may be deemed to have shared voting power over the shares held by the parties to the stockholders’ agreement (see footnote 5 above).  Mr. Wallace disclaims beneficial ownership of the reported shares except to the extent of his pecuniary interest therein

The address for Mr. Wallace is 508 W. Wall Street, Suite 1200, Midland, Texas 79701.

(13)                          Of the 573,494 shares of our common stock beneficially owned by Mr. Arrott, 65,319 shares are held of record by Mr. Arrott (38,516 shares of which are unvested restricted stock) and 508,175 are held of record by a family partnership titled Arrott Family Holdings, L.P., of which Mr. Arrott is a general partner.  Mr. Arrott therefore may be deemed to have shared voting and investment power over 508,175 shares, sole voting power over 65,319 shares and sole investment power over 26,803 shares. Mr. Arrott disclaims beneficial ownership of the 508,175 shares held of record by the family limited partnership except to the extent of his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.  To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended December 31, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

Corporate Reorganization

RSP Permian, L.L.C. was formed as a Delaware limited liability company in October 2010 by our management team and an affiliate of NGP to engage in the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. NGP, which was founded in 1988, is a family of energy-focused private equity investment funds with aggregate committed capital under management since inception of $16.5 billion. Prior to our initial public offering and related transactions, RSP Permian, L.L.C. had approximately 13,900 net acres and working interests in approximately 324 gross producing wells in the Permian Basin.

Pursuant to the terms of a corporate reorganization that was completed in connection with our initial public offering, (i) the members of RSP Permian, L.L.C. contributed all of their interests in RSP Permian, L.L.C. to RSP Permian Holdco, L.L.C., a newly-formed entity wholly owned by such members, and (ii) RSP Permian Holdco, L.L.C. contributed all of its interests in RSP Permian, L.L.C. to RSP Permian, Inc. in exchange for approximately 28.5 million shares of common stock of RSP Permian, Inc., an assignment of RSP Permian, L.L.C.’s pro rata share of an escrow related to a disposition and the right to receive approximately $27.7 million in cash. As a result of the reorganization, RSP Permian, L.L.C. became a wholly owned subsidiary of RSP Permian, Inc.

Rising Star Acquisition

In connection with our initial public offering, we acquired from Rising Star working interests (the “Rising Star Assets”) in certain acreage and wells in the Permian Basin in which RSP Permian, L.L.C., our wholly owned subsidiary, already had working interests (the “Rising Star Acquisition”). In exchange, Rising Star received approximately 1.8 million shares of RSP Permian, Inc.’s common stock and the right to receive approximately $1.7 million in cash. The Rising Star Acquisition increased our average working interest in approximately 3,250 gross acres and 36 gross producing wells in the Permian Basin. Natural Gas Partners VIII, L.P., an affiliate of NGP, owns over 90% of the membership interests in the general partner of the sole owner of Rising Star and over 80% of the membership interests of the sole owner of Rising Star, Rising Star Energy Holdings, L.P. Certain members of our management team, Michael Grimm, Zane Arrott and Tamara Pollard, are officers of Rising Star. Mr. Grimm, Mr. Arrott, Ms. Pollard and Ted Collins, Jr. own approximately 3%, 3%, 2% and 4% of the limited partnership interests of Rising Star Energy Holdings, L.P., respectively, and Messrs. Grimm and Arrott own approximately 3% of the membership interests of the general partner of the sole owner of Rising Star Energy Holdings, L.P.

The Collins and Wallace Contributions

Mr. Collins, Wallace Family Partnership, LP (“Wallace LP”) and Collins & Wallace Holdings, LLC each contributed to us working interests in certain of RSP Permian, L.L.C.’s existing properties. In exchange, (i) Mr. Collins received approximately 9.9 million shares of RSP Permian, Inc.’s common stock and the right to receive approximately $1.6 million in cash, (ii) Wallace LP received approximately 10.0 million shares of RSP Permian, Inc.’s common stock and the right to receive approximately $0.6 million in cash, and (iii) Collins & Wallace Holdings, LLC received approximately 2.2 million shares of RSP Permian, Inc.’s common stock. Wallace LP is a family-owned entity owned by Michael W. Wallace and certain members of Mr. Wallace’s family. The general partner of Wallace LP is Michael Wallace Management, LLC, and Mr. Wallace and his spouse are the managers of Wallace Management. Collins & Wallace Holdings, LLC is owned equally by Mr. Collins and Wallace LP. Mr. Collins and Mr. Wallace are the managers of Collins & Wallace Holdings, LLC.

The ACTOIL Net Profits Interest Repurchase

In connection with our initial public offering, we acquired net profits interests in oil and natural gas properties in the Permian Basin from ACTOIL, LLC in exchange for approximately 10.8 million shares of our common stock.

Pecos Contribution and Glasscock County Acquisition from Pecos

In connection with our initial public offering, we acquired from Pecos, an entity owned by certain members of our management team, working interests in certain acreage and wells in the Permian Basin in exchange for approximately 0.1 million shares of RSP Permian, Inc.’s common stock. In addition, in July 2014, the Company acquired from Pecos working interests in certain acreage and wells in Glasscock County, Texas for approximately $4.5 million in cash. Steven Gray, Erik B. Daugbjerg and William Huck, each a member of our management team, each own one-third of the outstanding partnership interests of Pecos, directly and through their membership interests in Pecos Operating Company, LLC, the general partner of Pecos, and each of Messrs. Gray, Daugbjerg and Huck serve as managers of the general partner of Pecos.

Coronado Midstream, LLC

We are party to a gas purchase agreement, dated March 1, 2009, as amended, with MidMar Gas, LLC (“Midmar,” which was renamed Coronado Midstream, LLC in September 2013), an entity that owns a natural gas gathering system and processing plant in the Permian Basin. Under this agreement, MidMar is obligated to purchase from us, and we are obligated to sell to MidMar, all of the natural gas conforming to certain quality specifications produced from certain of our Permian Basin acreage.

Messrs. Collins and Wallace no longer own an interest in Coronado Midstream, LLC.  During 2014, Messrs. Collins and Wallace each owned approximately 10.3% of the ownership interests in Coronado Midstream, LLC, and the remaining interests in Coronado Midstream, LLC were owned by unaffiliated third parties. From 2009 to March 2015, Mr. Collins was the chairman of the board of managers of Coronado Midstream, LLC, and from 2012 to March 2015, Mr. Wallace served on the board of managers of Coronado Midstream, LLC. For the year ended December 31, 2014, Coronado Midstream, LLC accounted for 6% of our revenue.

Reimbursement of Initial Public Offering Expenses

Approximately $1.6 million of the estimated $3.5 million of expenses of our initial public offering payable by us were borne by the members of RSP Permian Holdco, L.L.C. During the first quarter of 2014, we reimbursed RSP Permian Holdco, L.L.C. for such expenses.

Director Cash Retainer

Mr. Albin, who is a co-founder and senior partner of NGP, is prohibited by NGP policies from receiving equity compensation in exchange for his service on a company’s board of directors. As such, in 2014, in lieu of the restricted stock awarded to the other non-employee members of the Board of Directors, we paid $100,000 in cash to NGP, in quarterly installments, for Mr. Albin’s services as a member of the Board of Directors. In addition, during 2014, we paid each non-employee director a cash retainer in the amount of $50,000 and a quarterly board fee of $1,500; such payment was not received by Mr. Albin and instead was directed to NGP.  Mr. Albin’s service as a director will conclude at the Annual Meeting.

Registration Rights Agreement

In connection with the closing of our initial public offering, we entered into a registration rights agreement with RSP Permian Holdco, L.L.C., Ted Collins, Jr., Wallace LP, ACTOIL, Rising Star and Pecos. Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

In December 2014, in anticipation of RSP Permian Holdco, L.L.C.’s pending liquidation, RSP Permian Holdco, L.L.C. distributed of all of its shares of the Company’s common stock to its members, on a pro rata basis. In connection with such distribution, RSP Permian Holdco, L.L.C. assigned all of its rights and obligations under the registration rights agreement to its members.  In January 2015, Rising Star distributed all of its shares of the Company’s common stock to its sole member, which in turn distributed all such shares to its limited partners and to its general partner, which in turn made a distribution to its members, on a pro rata basis. In connection with such distribution, Rising Star assigned its rights and obligations under the registration rights agreement to all of the persons who received shares of the Company’s common stock from Rising Star’s sole member or the general partner of Rising Star’s sole member.

Demand Rights.    Subject to the limitations set forth below, each of Production Opportunities II, L.P. (“Production Opportunities”) (RSP Permian Holdco, L.L.C.’s transferee as a result of the distribution discussed above), Ted Collins, Jr., Wallace LP and ACTOIL (or their permitted transferees) have the right to require us by written notice to prepare and file a registration statement registering the offer and sale of a certain number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to other holders of our common stock who have demand rights, who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect:

•                  (i) through December 31, 2016, more than a total of three demand registrations or (ii) on or after January 1, 2017, more than a total of one demand registration per calendar year at the request of Production Opportunities;

•                  more than two demand registrations for Mr. Collins;

•                  more than two demand registrations for Wallace LP; or

•                  more than two demand registrations for ACTOIL.

We are also not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50 million. As long as we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any such registration statement until all shares covered by such registration statement have been sold.

In addition, each of Production Opportunities , Mr. Collins, Wallace LP and ACTOIL (or their permitted transferees) have the right to require us, subject to certain limitations, to effect a distribution of any or all of their shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) will constitute a demand request subject to the limitations set forth above.

Piggyback Rights.    Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify the parties to the registration rights agreement of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses.    These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Stockholders’ Agreement

In connection with the closing of our IPO, we entered into a stockholders’ agreement with RSP Permian Holdco, L.L.C. (which assigned its rights and obligations thereunder to Production Opportunities in December 2014) (references to Production Opportunities in this subsection refer to RSP Permian Holdco, L.L.C. prior to the assignment and to Production Opportunities after the assignment), Collins, Wallace LP, Rising Star (which assigned its rights and obligations thereunder to Natural Gas Partners VIII, L.P. in January 2015) and Pecos. The stockholders’ agreement provided each of Production Opportunities, Collins and Wallace LP with the right to designate a certain number of nominees to our Board of Directors, subject to the following:

•                  Production Opportunities has the right to designate two nominees to our Board of Directors, provided that such number of nominees shall be reduced to one and zero if Production Opportunities and its affiliates collectively own less than 15% and 5%, respectively, of the outstanding shares of our common stock;

•                  Collins has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Collins and his affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Collins and his affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC; and

•                  Wallace LP has the right to designate one nominee to our Board of Directors, provided that such number of nominees shall be reduced to zero if Wallace LP and its affiliates collectively own less than 5% of the outstanding shares of our common stock, and provided further that Wallace LP and its affiliates shall be deemed to beneficially own only the number of shares that is proportional to their ownership of Collins & Wallace Holdings, LLC.

The stockholders’ agreement requires the stockholders party thereto to take all necessary actions, including voting their shares of our common stock, to cause the election of the nominees designated by Production Opportunities, Collins and Wallace LP.

Production Opportunities, Collins and Wallace LP each currently have the right to designate one nominee. As a result of our August 2014 equity offering, Production Opportunities no longer owns 15% or more of the outstanding shares of our common stock and therefore lost the right to designate two nominees. However, the parties to the stockholders’ agreement waived the requirement to have a nominee of Production Opportunities tender his resignation to our Board of Directors, and as such, the two directors originally designated by Production Opportunities, David Albin and Scott McNeill, continue to serve as directors.

In addition, the stockholders’ agreement provides that for so long as Production Opportunities and its affiliates collectively own 15% or more of the outstanding shares of our common stock, we would cause any committee of our Board to include in its membership at least one director designated by Production Opportunities, except to the extent that such membership would violate applicable securities laws or stock exchange rules. As a result of our August 2014 equity offering, Production Opportunities and its affiliates no longer collectively own 15% or more of the outstanding shares of our common stock and therefore it no longer has such right.

Further, the stockholders’ agreement provides Production Opportunities the right to designate a non-voting representative to attend meetings of our Board and committees thereof for so long as Production Opportunities beneficially owns at least 5% of the outstanding shares of our common stock and has designated a nominee to our Board that is not a manager, employee, director or officer of Production Opportunities or Natural Gas Partners IX, L.P. or any affiliate thereof.

Transactions with Other Related Parties

Tracy Pollard is the spouse of Tamara Pollard, our Executive Vice President of Planning and Reserves, and he is the sole owner of Titanware LLC, an information technology consulting company that has provided information technology consulting services to the Company since Titanware’s formation.  In 2014, we paid Titanware approximately $126,000 for services provided to the Company.

Procedures for Approval of Related Party Transactions

Prior to the closing of our initial public offering, we did not maintain a policy for approval of Related Party Transactions. On August 8, 2014, our Board of Directors adopted a written Related Party Transaction Policy pursuant to which a “Related Party Transaction” is a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved will or may be expected to exceed $120,000, and in which any Related Person had, has or will have a direct or indirect interest (other than as a result of being a director or a less than 10% beneficial owner of another entity). A “Related Person” means:

•      a director or director nominee of the Company;

•      a senior officer of the Company, which, among others, includes each vice president and officer of the Company that is subject to reporting under the Exchange Act;

•      a stockholder owning more than 5% of the common stock of the Company or its controlled affiliates (a “5% Stockholder”);

•      a person who is an immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, director nominee, senior officer or 5% Stockholder, and any person (other than a tenant or employee) sharing the household of such director, director nominee, senior officer or 5% Stockholder; and

•      an entity that is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of the entity.

The Board of Directors has determined that the Audit Committee will periodically review all Related Party Transactions and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee reviews the material facts of all Related Party Transactions that require its approval and either approves or disapproves of the entry into the Related Party Transaction, subject to certain exceptions described below. The policy prohibits any director from participating in any discussion or approval of a Related Party Transaction for which such director is a Related Person, except that such director is required to provide all material information concerning the Related Party Transaction to the Audit Committee. In determining whether to approve or disapprove entry into a Related Party Transaction, the Audit Committee takes into account, among other factors, the following: (1) whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances; (2) the extent of the Related Person’s interest in the transaction; and (3) whether the Related Party Transaction is material to the Company.

Our Related Party Transactions policy also provides that certain interested transactions will have standing pre-approval from the Audit Committee. These include: (1) employment of executive officers if the compensation is disclosed in the proxy statement or if the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board of Directors approve) the compensation; (2) director compensation that is disclosed in the proxy statement and approved by the Board of Directors or a Committee thereof; (3) transactions with companies at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares if the aggregate amount involved does not exceed the greater of $1.0 million or 5% of that company’s total annual revenues; (4) certain charitable contributions; (5) transactions where all stockholders receive proportional benefits; (6) transactions involving competitive bids; (7) regulated transactions; and (8) certain banking services.

Since January 1, 2014, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation,” and the transactions described or referred to in “Certain Relationships and Related Party Transactions.”

Director Indemnification Agreements

Our Amended and Restated Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law, or DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•                  for any breach of their duty of loyalty to us or our stockholders;

•                  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•                  for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Amended and Restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Amended and Restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We have entered into indemnification agreements with each of our current directors and officers and intend to enter into indemnification agreements with our future directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our Amended and Restated Certificate of Incorporation and the indemnification agreements facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

STOCKHOLDERS’ PROPOSALS

Only stockholders meeting certain criteria outlined in the Company’s Amended and Restated Bylaws are eligible to submit nominations for election to the Board of Directors or to bring other proper business before an annual meeting. Under the Company’s Amended and Restated Bylaws, stockholders who wish to nominate persons for election to the Board of Directors or bring other proper business before an annual meeting must give proper notice to the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (which anniversary, in the case of the 2015 Annual Meeting, the first annual meeting of stockholders following the close of the Company’s initial public offering, is deemed to be May 1, 2014); provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which public announcement of the date of such meeting is first made by the Company.  Therefore, notices regarding nominations of persons for election to the Board of Directors and other proper business for consideration at the 2016 annual meeting of stockholders must be submitted to the Company no earlier than January 21, 2016 and no later than February 20, 2016.  Notices regarding nominations and other proper business must include certain information concerning the nominee or the proposal and the proponent’s ownership of common stock of the Company, in each case as set forth in the Company’s Amended and Restated Bylaws. Nominations or other proposals not meeting these requirements will not be entertained at the annual meeting. If you wish to have the Board of Directors consider a nominee for director or other proposal, you must send a written notice containing the information required by our Amended and Restated Bylaws to the Corporate Secretary of the Company at our principal executive offices at RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219.

In order to be included in the Company’s Proxy Statement and form of proxy relating to the 2016 annual meeting, stockholder proposals must be received by the Secretary of the Company no later than December 19, 2015. If timely notice of a stockholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers, banks and other nominees to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” provides extra convenience for stockholders and cost savings for companies. If there are multiple stockholders of record residing at your address, and they consent to do so, RSP Permian, Inc. will discontinue sending multiple copies of its proxy statement and annual report to your address.

We will utilize householding only if: (i) you do not object to the householding of your materials; and (ii) you have the same last name and exact address as another RSP Permian, Inc. stockholder.  If these conditions are met, and SEC regulations allow, your household will receive a single copy of the Company’s proxy and information statements, annual reports and prospectuses.  We will continue to send a separate proxy and voting instruction card for each account holder residing at your address.

If you do not wish to participate in the householding of RSP Permian, Inc.’s stockholder mailings, please contact us through our transfer agent, American Stock Transfer & Trust, at 1-800-627-7020 or 6201 15th Avenue, Brooklyn, NY 11219 to “opt out” or revoke your consent.  If you “opt out” or revoke your consent to household, each primary account holder residing at your address will begin receiving individual copies of RSP Permian, Inc.’s proxy statement, annual report and other future stockholder mailings within 30 days of receipt of your opt out or revocation notice.

If you do not object to householding, (1) you are agreeing that your household will only receive one copy of RSP Permian, Inc.’s stockholder mailings and (2) your consent will be implied and householding will start 60 days after the mailing of this notice included in the proxy statement.  Your affirmative or implied consent to household will remain in effect until you revoke it.

You may also contact our transfer agent, American Stock Transfer & Trust, at 1-800-627-7020 or 6201 15th Avenue, Brooklyn, NY 11219 if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2014 can be found in the Company’s 2014 10-K. A copy of the 2014 10-K is being mailed concurrently with this Proxy Statement to each stockholder of record on the Record Date. The Company will furnish without charge a copy of the 2014 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on April 6, 2015. The Company will also furnish copies of any exhibits to the 2014 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to:  RSP Permian, Inc., 3141 Hood Street, Suite 500, Dallas, Texas 75219, Attention:  Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 RSP PERMIAN, INC. Proxy for Annual Meeting of Stockholders on May 20, 2015 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Scott McNeill and James Mutrie, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RSP Permian, Inc., to be held May 20, 2015 at 3141 Hood Street, Suite 500, Dallas, Texas 75219, and at any adjournments or postponements thereof, as follows: (Continued and to be signed on the reverse side.) 1.1

ANNUAL MEETING OF STOCKhOLDERS OF RSP PERMIAN, INC. May 20, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rsppermian.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Ted Collins, Jr. Class I director O Kenneth V. Huseman Class I director O Michael W. Wallace Class I director 2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: ThE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ThE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN ThE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS ShOWN hERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20330000000000001000 8 052015 MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOhN SMITh 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 ANNUAL MEETING OF STOCKhOLDERS OF RSP PERMIAN, INC. May 20, 2015 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPhONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ThE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ThE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN ThE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS ShOWN hERE x ------------------ ---------------- 20330000000000001000 8 052015 COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rsppermian.com. 1. Election of Directors: O Ted Collins, Jr. Class I director O Kenneth V. Huseman Class I director O Michael W. Wallace Class I director 2. RATIFICATION OF APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.